Exhibit 99.1

Press Release

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Jane Lin/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

Cortex Reports Fourth Quarter and Fiscal 2004 Results

IRVINE, CA (September 27, 2004) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $1,314,000 ($0.05 per share) for the quarter ended June 30, 2004, compared with a net loss of $85,000 ($0.01 per share) for the corresponding prior year period, with the difference representing development expenses for the AMPAKINE® compound, CX717.

For the fiscal year ended June 30, 2004, Cortex reported a net loss of $5,994,000 ($0.26 per share), compared to a net loss of $1,175,000 ($0.07 per share) for the corresponding prior year period. Research and development expenses for the year ended June 30, 2004 increased to $6,116,000 compared to $3,724,000 for the prior year period, with the increase reflecting the costs for CX717 preclinical toxicology and Phase I clinical testing. General and administrative expenses for the year ended June 30, 2004 decreased to $2,291,000 from $2,480,000 for the prior year period. Increased expenses for fiscal year 2004 also reflected non-cash charges, including $3,603,000 primarily related to warrants issued in Cortex’s August 2003 private placement. The non-cash charges had no impact on Cortex’s working capital or its liquidity.

Revenues for the year ended June 30, 2004 of $6,973,000 compared to $5,232,000 for the corresponding prior year period, with fiscal 2004 revenues including the $2,000,000 milestone payment received from Organon, as previously reported. Organon paid the milestone in order to retain its rights to Cortex’s AMPAKINE technology in the field of depression.

During the year ended June 30, 2004 Cortex significantly improved its balance sheet, with net proceeds of approximately $22 million from two private placements of its common stock. These proceeds allowed the Company to accelerate its development plans for CX717, as well as other AMPAKINE compounds. Cortex’s working capital increased to $20,568,000 as of June 30, 2004 compared to a working capital deficit of $1,504,000 as of June 30, 2003.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratories Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders. Cortex is currently developing CX717, a second generation AMPAKINE compound, for Alzheimer’s disease and Attention Deficit Hyperactivity Disorder (“ADHD”).

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Revenues	$1,214	$1,349	$6,973	$5,232

Operating expenses:
Research and development	2,083	816	6,116	3,724
General and administrative	514	537	2,291	2,480
Non-cash stock compensation charges	35	82	1,106	217

Total operating expenses	2,632	1,435	9,513	6,421

Loss from operations	(1,418)	(86)	(2,540)	(1,189)
Interest income, net	104	1	149	14
Increase in fair value of common stock warrants	—	—	(3,603)	—

Net loss applicable to common stock	$(1,314)	$(85)	$(5,994)	$(1,175)

Loss per share:
Basic and diluted	$(0.05)	$(0.01)	$(0.26)	$(0.07)

Shares used in basic and diluted calculation	28,297	16,910	23,182	16,868

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2004	June 30, 2003
Assets:
Cash and cash equivalents	$9,977	$1,125
Marketable securities	12,211	—
Restricted cash	—	84
Accounts receivable	133	428
Other current assets	268	211

	22,589	1,848
Furniture, equipment and leasehold improvements, net	269	298
Other	33	33

Total assets	$22,891	$2,179

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$1,815	$1,335
Unearned revenue — current	206	2,017
Unearned revenue — non-current	381	247
Stockholders’ equity (deficit)	20,489	(1,420)

Total liabilities and stockholders’ equity (deficit)	$22,891	$2,179

More information at www.cortexpharm.com

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